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                                                                    EXHIBIT 2(l)

                      [DECHERT PRICE & RHOADS LETTERHEAD]

                                  May 20, 1999

Kemper Floating Rate Fund
222 South Riverside Plaza
Chicago, Illinois  60606

Ladies and Gentlemen:


                  We have acted as counsel to Kemper Floating Rate Fund (the "Fund") in connection with the Registration Statement of the Fund on Form N-2 (File Nos. 333-74911 and 811-09269) (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), and the Investment Company Act of 1940, as amended, relating to the proposed issuance of shares of beneficial interest, $.01 par value, of the Fund (the "Shares").


                  We have examined the Fund's Declaration of Trust and By-laws, and are familiar with the actions taken by the Fund's Trustees in connection with the authorization of the sale of the Shares. We have also examined such other documents and records as we have deemed necessary for the purpose of this opinion.

                  Based on the foregoing, we are of the opinion that the Shares, when issued in accordance with the Registration Statement, will be legally issued, fully paid and nonassessable by the Fund.

                  We consent to the filing of this opinion with and as part of the Registration Statement and to the use of our name in such Registration Statement.

                                               Very truly yours,

                                               /s/ Dechert Price & Rhoads